Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-178394

WellPoint, Inc.

$625,000,000 1.250% Notes due 2015

FINAL TERM SHEET

Dated September 5, 2012

Issuer: WellPoint, Inc.

Title: 1.250% Notes due 2015

Size: $625,000,000

Maturity: September 10, 2015

Coupon (Interest Rate): 1.250%

Yield to Maturity: 1.264%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB+, Negative

Spread to Benchmark Treasury: 95 bps

Benchmark Treasury: 0.250% due August 15, 2015

Benchmark Treasury Price and Yield: 99-26; 0.314%

Interest Payment Dates: March 10 and September 10 of each year, beginning on March 10, 2013

Optional Redemption Provision: Make-whole call at Treasury + 15 bps at any time, beginning March 10, 2013

Price to Public: 99.959%

Gross Proceeds to Issuer (before expenses): $624,743,750

Trade Date: September 5, 2012

Settlement Date: September 10, 2012

Day Count: 30/360

CUSIP/ISIN: 94973V AZ0/US94973VAZ04

Active Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Passive Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WellPoint, Inc.

$625,000,000 1.875% Notes due 2018

FINAL TERM SHEET

Dated September 5, 2012

Issuer: WellPoint, Inc.

Title: 1.875% Notes due 2018

Size: $625,000,000

Maturity: January 15, 2018

Coupon (Interest Rate): 1.875%

Yield to Maturity: 1.919%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB+, Negative

Spread to Benchmark Treasury: 130 bps

Benchmark Treasury: 0.625% due August 31, 2017

Benchmark Treasury Price and Yield: 100-01; 0.619%

Interest Payment Dates: January 15 and July 15 of each year, beginning on July 15, 2013

Optional Redemption Provision: Make-whole call at Treasury + 20 bps at any time, beginning July 15, 2013

Price to Public: 99.772%

Gross Proceeds to Issuer (before expenses): $623,575,000

Trade Date: September 5, 2012

Settlement Date: September 10, 2012

Day Count: 30/360

CUSIP/ISIN: 94973V BC0/US94973VBC00

Active Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Passive Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WellPoint, Inc.

$1,000,000,000 3.300% Notes due 2023

FINAL TERM SHEET

Dated September 5, 2012

Issuer: WellPoint, Inc.

Title: 3.300% Notes due 2023

Size: $1,000,000,000

Maturity: January 15, 2023

Coupon (Interest Rate): 3.300%

Yield to Maturity: 3.337%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB+, Negative

Spread to Benchmark Treasury: 175 bps

Benchmark Treasury: 1.625% due August 15, 2022

Benchmark Treasury Price and Yield: 100-11; 1.587%

Interest Payment Dates: January 15 and July 15 of each year, beginning on July 15, 2013

Optional Redemption Provision: Make-whole call at Treasury + 30 bps at any time, beginning July 15, 2013

Price to Public: 99.663%

Gross Proceeds to Issuer (before expenses): $996,630,000

Trade Date: September 5, 2012

Settlement Date: September 10, 2012

Day Count: 30/360

CUSIP/ISIN: 94973V BA4/US94973VBA44

Active Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Passive Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

WellPoint, Inc.

$1,000,000,000 4.650% Notes due 2043

FINAL TERM SHEET

Dated September 5, 2012

Issuer: WellPoint, Inc.

Title: 4.650% Notes due 2043

Size: $1,000,000,000 aggregate principal amount

Maturity: January 15, 2043

Coupon (Interest Rate): 4.650%

Yield to Maturity: 4.684%

Anticipated Ratings*: Moody’s: Baa2, Stable / S&P: A-, Stable / Fitch: BBB+, Negative

Spread to Benchmark Treasury: 200 bps

Benchmark Treasury: 3.000% due May 15, 2042

Benchmark Treasury Price and Yield: 106-14; 2.684%

Interest Payment Dates: January 15 and July 15 of each year, beginning on July 15, 2013

Optional Redemption Provision: Make-whole call at Treasury + 30 bps at any time, beginning July 15, 2013

Price to Public: 99.421%

Gross Proceeds to Issuer (before expenses): $994,210,000

Trade Date: September 5, 2012

Settlement Date: September 10, 2012

Day Count: 30/360

CUSIP/ISIN: 94973V BB2/US94973VBB27

Active Joint Book-Running Managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Passive Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, at (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc. In the case of Citigroup Global Markets Inc., you may request the prospectus by calling (877) 858-5407, in the case of Credit Suisse Securities (USA) LLC, you may request the prospectus by calling (800) 221-1037, and in the case of Deutsche Bank Securities Inc., you may request the prospectus by calling (800) 503-4611.